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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

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                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                CONCORD EFS, INC.
                                -----------------
             (Exact Name of Registrant as Specified in Its Charter)

                Delaware                                    04-2462252
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(State of Incorporation or Organization)       (IRS Employer Identification No.)

               2525 Horizon Lake Drive,
             Suite 120, Memphis, Tennessee                   38133
             -----------------------------                   -----
       (Address of Principal Executive Offices)           (Zip Code)

If this form relates to the               If this form relates to the
registration of a  class of securities    registration of a class of securities
pursuant to Section 12(b) of the          pursuant to Section 12(g) of the
Exchange Act and is effective pursuant    Exchange Act and is effective pursuant
to General Instruction A.(c), please      to General Instruction A.(d), please
check the following box.  [X]             check the following box. [_]


Securities Act registration statement file number to which this form relates:
      N/A
    ------
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

                                                 Name of Each Exchange on Which
     Title of Each Class to be so Registered     Each Class is to be Registered
     ---------------------------------------     ------------------------------
        Common Stock, $0.33 1/3 par value            New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:     N/A
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Item 1.     Description of Registrant's Securities.

            Our authorized capital stock consists of 1,500,000,000 shares of common stock, par value $0.33 1/3 per share. Holders of our common stock are entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of funds legally available therefor.

Voting Rights

            Each holder of our common stock is entitled to one vote for each share held on any matter submitted to a vote of our stockholders, including the election of directors. Our stockholders do not have cumulative voting rights. Provided that a quorum is present at the stockholder meeting and except as otherwise required by Delaware corporate law, our Restated Certificate of Incorporation, as amended ("our charter"), or our by-laws, our directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, and all other matters submitted to a vote of our stockholders are decided by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on such matters.

Amendment of By-laws

            Subject to the fulfillment of certain conditions, our by-laws may be altered, amended, or repealed at any meeting of our board of directors by the vote of a majority of the directors present at such meeting or at any meeting of our stockholders by a vote of the holders of the majority of the stock issued and outstanding and entitled to vote at such meeting.

Preemption, Conversion, Redemption, Etc.

            The holders of our common stock have no conversion rights or preemptive rights to purchase additional securities issued by us, and our common stock is not subject to calls or further assessments by us. There are no redemption or sinking fund provisions applicable to our common stock.

Liquidation Rights

            In the event of our liquidation, dissolution, or winding up, the holders of our common stock are entitled to share ratably in all of our assets available for distribution to such holders after payment of all debts and other liabilities.

Miscellaneous

            EquiServe Trust Company, N.A. is the transfer agent and registrar for our common stock.

Item 2.     Exhibits.

            None.

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                                    SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  November 4, 2002

                                       CONCORD EFS, INC.

                                        By:   /s/ Edward T. Haslam
                                             -----------------------------------
                                              Edward T. Haslam
                                              Senior Vice President, Chief
                                              Financial Officer, and Treasurer

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